UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

Templeton Global Income Fund
(Names of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Templeton Global Income Fund 300 S.E. 2nd Street Fort Lauderdale, FL 33301 franklintempleton.com

IMPORTANT INFORMATION ABOUT YOUR FUND

March 5, 2021

Dear Shareholder:

I am writing with important information for shareholders of Templeton Global Income Fund (the “Fund”).  Your Fund’s 2021 Annual Shareholders’ Meeting is scheduled to take place on Friday, May 7, 2021.  In the next few weeks, you will receive your Fund’s proxy statement and WHITE proxy card.  I urge you to review the proposals in your Fund’s proxy statement and to promptly return the Fund’s WHITE proxy card.

Your Fund is Under Attack by an Activist Hedge Fund

I also want to warn you that the activist hedge fund, Saba Capital Management, L.P. (“Saba”), wants to pass a mandatory tender offer proposal that your Board believes could reduce the assets available to meet the Fund’s primary objective of high, current income, to the point where the Fund could no longer effectively operate as a closed-end fund, thereby harming the value of your investment.  Saba has also put forth four handpicked dissident nominees for election to your Fund’s Board to help it achieve its self-serving objectives.  We believe that Saba’s proposal would force the Fund to sell securities at an inopportune time, and significantly diminish the Fund’s ability to operate effectively.  Saba has pursued actions against other closed-end funds, which, as a result, were forced to conduct debilitating tender offers or to completely liquidate.

Your Fund’s Board strongly believes that your Fund is best able to serve your interests and achieve its primary investment goal of providing high, current income as a closed-end fund.  Your Board has nominated four incumbent Trustees, who are well-qualified and intimately familiar with the Fund, having served on your Board for many years.

For these reasons, your Board unanimously recommends that you vote FOR your Fund’s nominees (Proposal 1) and AGAINST Saba’s mandatory tender offer proposal (Proposal 3).  When you receive your Fund proxy materials, please promptly complete, sign, date, and return the Fund’s WHITE proxy card.

Please Help Your Fund by Returning Only the WHITE Proxy Card That You Receive

If you owned shares of the Fund on the record date, February 5, 2021, you should receive the Fund’s proxy materials and the WHITE proxy card in mid-March.  Your Fund has retained

AST Fund Solutions (“AST”) as its proxy solicitor.  If representatives of AST call you, they will clearly identify themselves as the Fund’s proxy solicitor.

Please Do Not Return Any of Saba’s Proxy Cards That You May Receive or Give Your Vote to Saba’s Proxy Solicitor, InvestorCom, over the Phone

You may receive a different proxy statement from Saba (along with their proxy card, which likely will be a different color), seeking approval of its self-interested proposal and its four dissident nominees who are unfamiliar with the Fund.  Please discard any proxy cards that you receive from Saba.  Do not return them, even to withhold votes from Saba’s nominees or to vote against Saba’s proposal, because doing so will cancel out your vote on the Fund’s WHITE proxy card.  In addition, you may receive calls from representatives of Saba’s proxy solicitor, InvestorCom.  Please do not give your vote over the phone to InvestorCom, even to withhold votes from Saba’s nominees or to vote against Saba’s proposal, as this will also cancel out your vote on the Fund’s WHITE proxy card.

We Plan to Vigorously Defend the Fund

We plan to fight vigorously against Saba’s demands.  Please remember that we will be fighting for ALL shareholders and will not be pressured by Saba into making decisions that jeopardize the Fund and your investment.  We also will send you periodic updates on the proxy fight with Saba, the Fund’s performance, and the Board’s plans to maximize your investment in the Fund.

Thank you for your continued loyalty and support.

Sincerely, Rupert H. Johnson, Jr. Chairman of the Board

ADDITIONAL INFORMATION:

The Fund intends to file its definitive proxy statement for the 2021 Annual Shareholders’ Meeting, together with its WHITE proxy card, with the U.S. Securities and Exchange Commission (SEC), and to begin mailing its proxy statement to shareholders, on or about March 8, 2021.  The Fund’s WHITE proxy card can be used to elect the Fund’s four Trustee nominees and to vote on the proposal expected to be presented at the annual meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL SHAREHOLDERS’ MEETING.  Shareholders can obtain additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents filed by the Fund with the SEC, when they become available, by (i) writing the Fund at 300 S.E. 2nd Street, Fort Lauderdale, Florida 33301-1923, Attn: Fund Secretary, (ii) calling AST, the Fund’s proxy solicitor, at (888) 564-8149 on any business day, or (iii) visiting  https://vote.proxyonline.com/franklin/docs/gim2021.pdf.  Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s Web site at http://www.sec.gov.

Pursuant to SEC proxy rules, the Fund’s Trustees and executive officers are “participants” in connection with the 2021 Annual Shareholders’ Meeting.  Certain regular employees and officers of the Fund’s Investment Manager, administrator, or any of their affiliates may become “participants” if any such persons solicit proxies. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund’s Certified Shareholder Report on Form N-CSR for the fiscal year ended December 31, 2020 and its proxy statement, when available, for the 2021 Annual Shareholders’ Meeting.